Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Blink Charging Co. on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 [File No. 333-214461] of our report dated April 2, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blink Charging Co. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 appearing in the Annual Report on Form 10-K of Blink Charging Co. for the year ended December 31, 2019 and 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 10, 2020